UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Providence Service Corporation

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PROVIDENCE SERVICE CORPORATION

May 21, 2009

Dear Fellow Providence Stockholder:

IMPORTANT NEWS!

We want to share with you some recent news that we are very excited about. As described in the press release printed inside, we recently appointed Terence J. Cryan to your Board of Directors. The addition of Mr. Cryan, who has over 20 years of experience in international business as an investment banker in the United States and Europe as well as CEO level experience, public company board experience and experience in a worldwide poverty organization, will enhance the independence of the Providence Board by increasing the number of independent directors from four to five.

We believe that the addition to your Board of an additional independent director will enhance Board independence and accountability and is responsive to the wishes and interests of our stockholders. We are deeply appreciative that one of our largest stockholders brought Terence Cryan to our attention. Given his years of experience as a business and financial executive, as well as his passion for working with indigent populations, we expect him to be a tremendous resource to your Board as we work to delever the business and continue to position Providence for long-term growth, profitability, market leadership and increasing returns for investors.

Our good fortune in being able to attract such a highly qualified and very experienced candidate to your Board is just further evidence that Providence is continuing to make significant and substantial progress. We are starting to realize the benefits of many of the actions we have implemented to enhance the Company’s prospects and profitability and, earlier this month, we announced record revenues and earnings for the first quarter of 2009, with earnings per share up 50% over the comparable prior year period.

YOUR VOTE IS IMPORTANT—VOTE THE WHITE PROXY CARD TODAY

Please vote your shares on the WHITE proxy card today. Your vote is important, no matter how many or how few shares you own. To vote your shares, please vote by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. On behalf of your Board of Directors, we thank you for your continued support of Providence.

Sincerely,

Fletcher Jay McCusker

Chairman of the Board of Directors

and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

Exhibit 1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY Fletcher McCusker – Chairman and CEO Kate Blute – Director of Investor and Public Relations 520/747-6600	AT CAMERON ASSOCIATES Alison Ziegler 212-554-5469

FOR IMMEDIATE RELEASE

Providence Service Corporation Enhances Board Composition

With Addition of New Independent Director

New Director Recommended by One of Company’s Largest Institutional Stockholders

TUCSON, ARIZONA – May 14, 2009 – The Providence Service Corporation (Nasdaq: PRSC) today announced that Terence J. Cryan has been appointed to the Company’s Board of Directors. The addition of Mr. Cryan increases the number of independent directors on the Providence Board from four to five. The total number of directors will increase from six to seven. Mr. Cryan was also appointed to the Compensation and Audit Committees of the Board. Mr. Cryan was referred to the Company for consideration as a candidate by one of Providence’s largest institutional stockholders.

Mr. Cryan, age 46, has over 20 years of experience in international business as an investment banker in the United States and Europe as well as CEO level experience, public company board experience and experience in a worldwide poverty organization. Mr. Cryan currently serves as the President and Chief Executive Officer of Medical Acoustics, LLC, a privately-held company located in Buffalo, New York that designs and develops medical devices employing acoustic technologies for diagnostic and therapeutic medical applications. In 2001, Mr. Cryan co-founded and continues to serve as Managing Director of Concert Energy Partners, an investment banking and private equity firm based in New York City. Prior to that, Mr. Cryan was a Senior Managing Director in the Investment Banking Division at Bear Stearns. Earlier in his career, Mr. Cryan was a Managing Director at Paine Webber. Mr. Cryan joined Paine Webber following its acquisition of Kidder, Peabody in 1994.

Mr. Cryan is a Director, Chairman of the Finance Committee, member of the Executive Committee and former Interim President of Trickle Up, a non-profit organization that empowers people around the world living on less than $1 a day to take the first steps out of poverty, providing them with resources to build micro-enterprises for a better quality of life. Mr. Cryan is also an adjunct professor at the Metropolitan College of New York Business School, serves as a director of a number of international companies and is a frequent lecturer at industry gatherings. Mr. Cryan holds a Master of Science degree in Economics from the London School of Economics and a B.A. from Tufts University.

“Over the past few weeks we have had the chance to seek input from many of our largest stockholders. As a result of that input, we believe that the addition to the Providence Board of an additional independent director will enhance Board independence and accountability and is responsive to the wishes and interests of our stockholders,” said Fletcher Jay McCusker, Providence’s Chairman and Chief Executive Officer. “We believe that this appointment shows that we are not opposed to enhancing our Board when presented with highly qualified, very experienced, and completely independent candidates in contrast to the candidates that the Avalon Group has nominated. We are deeply appreciative that one of our largest stockholders brought Terence Cryan to our attention. Given his years of experience as a business and financial executive, as well as his passion for working with indigent populations, we expect him to be a tremendous resource to our Board as we work to delever the business and continue to position Providence for long-term growth, profitability, market leadership and increasing returns for investors.”

Important Information

On May 5, 2009, The Providence Service Corporation (the “Company”) began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Providence’s stockholders are strongly urged to read Providence’s definitive proxy statement as it contains important information. Stockholders may obtain an additional copy of Providence’s definitive proxy statement and any other documents filed by Providence with the Securities and Exchange Commission for free at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.provcorp.com. In addition, copies of Providence’s proxy materials may be requested by contacting Providence’s proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Providence’s stockholders is available in Providence’s definitive proxy statement filed with the SEC on May 1, 2009.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 81,000 clients through 1,019 contracts at March 31, 2009, with an estimated 6.7 million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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